Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91680, Form S-3 No. 333-134405, Form S-3 No. 333-158898 and Form S-3 No. 333-181009) of Franklin Street Properties Corp. of our report dated July 29, 2013 with respect to the Statements of Revenue over Certain Operating Expenses of the office property located at 999 Peachtree Street, Atlanta, Georgia for the period January 1, 2013 to June 30, 2013 and for the year ended December 31, 2012, which report is included in this Form 8-K/A of Franklin Street Properties Corp., dated as of September 9, 2013.

/s/ BRAVER PC

Needham, Massachusetts
September 9, 2013